Exhibit 10.1

AMERIGROUP CORPORATION
2007 CASH INCENTIVE PLAN

1. Purpose

The purpose of the AMERIGROUP Corporation 2007 Cash Incentive Plan is to reinforce corporate, organizational and business-development goals; to promote the achievement of year-to-year and long-range financial and other business objectives; and to reward the performance of individual officers and other key employees in fulfilling their personal responsibilities for long-range achievements.

2. Definitions

The following terms, as used herein, shall have the following meanings:

a. “Affiliate” shall mean any entity, whether now or hereafter existing, that controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the voting power of the entity.

b. “Award” shall mean an annual incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Goals with respect to a Performance Period.

c. “Award Agreement” shall mean any written agreement, contract, or other instrument or document between the Company and a Participant evidencing an Award.

d. “Board” shall mean the Board of Directors of the Company.

e. “Change in Control” shall have the meaning set forth in the AMERIGROUP Corporation 2005 Equity Incentive Plan, as amended from time to time.

f. “Code” shall mean the Internal Revenue Code of 1986, as amended.

g. “Committee” shall mean a committee designated by the Board consisting of two or more persons, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code or, in the absence of such a designation, the Compensation Committee of the Board.

h. “Common Stock” shall mean shares of common stock, par value $0.01 per share, of the Company.

i. “Company” shall mean AMERIGROUP Corporation and its successors.

j. “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

k. “Determination Date” shall mean, as to a Performance Period, the 90th day of the Performance Period.

l. “Negative Discretion” shall mean discretion exercised by the Committee to cancel or reduce the amount of payment under an Award; provided that the exercise of such discretion shall not cause the affected Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

m. “Participant” shall mean an officer or other key employee of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.

n. “Performance Goals” shall mean goals determined by the Committee in its sole discretion to be applicable to a Participant for a Performance Period. Such goals may be based on one or more of the following criteria: (i) return on total stockholder equity; (ii) earnings per share of Common Stock; (iii) income (before or after taxes); (iv) earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT,” “EBITA,” or “EBITDA”); (v) gross revenue; (vi) return on assets; (vii) market share; (viii) cost reduction goals; (ix) earnings from continuing operations, levels of expense, cost or liability; (x) membership goals; (xi) operating cash flows; (xii) operating margin; (xiii) shareholder return; (xiv) expense management; (xv) return on capital; (xvi) membership satisfaction; (xvii) new product development; (xviii) new market penetration; (xix) goals on acquisitions and divestitures; or (xx) economic value added. The Performance Goals may differ from Participant to Participant and from Award to Award. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no vesting will occur, levels of performance at which specified vesting will occur, and a maximum level of performance at which full vesting will occur. Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles, as applicable, and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. For each Performance Period, the Performance Goals applicable to each Participant shall be set forth in writing on or prior to the applicable Determination Date.

o. “Performance Period” shall mean, in the sole discretion of the Committee, the Company’s fiscal year, a period of two consecutive Company fiscal years, or a period of three consecutive Company fiscal years, which periods may overlap (or, for any individual who becomes a Participant during the pendency of any such period, the remainder of such period).

p. “Plan” shall mean the AMERIGROUP Corporation 2007 Cash Incentive Plan, as amended from time to time.

q. “Subsidiary” and “Subsidiaries” shall mean only a corporation or corporations, whether now or hereafter existing, within the meaning of the definition of a subsidiary corporation provided in Section 424(f) of the Code, or any successor thereto of similar import.

3. Administration

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4. Eligibility

Awards may be granted to officers and other key employees of the Company selected by the Committee in its sole discretion. For any Performance Period, Participants (other than those who first become Participants during the pendency of a Performance Period) shall be selected on or prior to the applicable Determination Date. Subject to Section 5(b) below, in determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5. Terms of Awards

Awards granted pursuant to the Plan shall be evidenced by an Award Agreement in such form as the Committee shall from time to time approve.

a. In General The Committee shall specify in writing, on or prior to the Determination Date with respect to a Performance Period, the Performance Goals applicable to each Award, the minimum, target and maximum levels (as applicable) to each Performance Goal, and the amounts payable under attainment of any thresholds within such range. Unless otherwise provided by the Committee in connection with specified terminations of employment, payment in respect of Awards shall be made only if and to the extent the Performance Goals with respect to such Performance Period are attained.

b. Special Provisions Regarding Awards Notwithstanding anything to the contrary herein, the aggregate payments in respect of Awards to any one Participant shall not exceed $5,000,000 in any one fiscal year.

c. Time and Form of Payment Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made, in cash, within a reasonable period (but in any event within 21/2 months) after the end of the Performance Period. In order to receive such payment, a Participant must be employed by the Company or one of its Affiliates on the day such payment is to be made. In addition, in the case of Participants who are Covered Employees, unless otherwise determined by the Committee, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

d. Negative Discretion Notwithstanding anything to the contrary herein, in determining the amount of payment under an Award in respect of a Performance Period, the Committee may cancel an Award or reduce the amount payable under an Award that was otherwise earned during Performance Period through the use of Negative Discretion if, in its sole judgment, such cancellation or reduction is appropriate. In no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used to (i) grant or provide payment in respect of Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (b) increase an Award above the maximum amount payable under Section 5(b) of the Plan.

6. General Provisions

a. Compliance With Legal Requirements The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any Award Agreement or other agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

b. Nontransferability Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.

c. No Right to Continued Employment Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

d. Withholding Taxes The Company shall have the right to withhold the amount of any taxes that the Company may be required to withhold before delivery of payment of an Award to the Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory

e. Amendment, Termination and Duration of the Plan The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that no amendment that requires shareholder approval in order the for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Award theretofore granted under the Plan.

f. Participant Rights No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment among Participants.

g. Unfunded Status of Awards The Plan is intended to constitute an “unfunded” plan for incentive compensation.

h. Successor to the Company Unless otherwise agreed by the Company in an applicable agreement, any successor to the Company shall be required to (i) expressly assume the Company’s obligations under the Plan in connection with a Change in Control, and (ii) honor the Company’s obligations under the Plan and any Award granted thereunder, without adverse alteration to the rights of any Participant, with respect to the Performance Period during which such Change in Control occurs.

i. Governing Law The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

j. Beneficiary A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.

k. Interpretation The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

l. Effect on Other Plans The adoption of the Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company, a Subsidiary or an Affiliate, and the Plan shall not preclude the Board or Committee from establishing other forms of incentive compensation.

m. Effective Date This Plan is effective as of January 1, 2007 subject to the approval of a majority of the shares of the common stock of the Company that are present in person or by proxy and entitled to vote at the 2007 Annual Meeting of Shareholders of the Company.